EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

For more information, contact:

Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Reports Fiscal 2004 First Quarter Results

Pompano Beach, FL – February 13, 2004 – Visual Data Corporation (Nasdaq: VDAT), a business services provider that specializes in webcasting and audio and video transport and collaboration services, today announced its financial results for the first quarter ended December 31, 2003.

First Quarter Financial Results Highlights:

(a)	EBITDA (earnings before interest, taxes, depreciation and amortization) EBITDA improved to approximately $7,000 for the first quarter ended December 31, 2003, compared to an EBITDA loss of approximately $397,000 for the comparable quarter in the prior year.

(b)	Net Loss: GAAP net loss was approximately $498,000, or $.13 per share, for the first quarter ended December 31, 2003, a decrease of 58% compared to approximately $1,174,000, or $.56 per share for the comparable quarter in the prior year.

(c)	Gross Margin: Gross margin improved to 63.8% for the first quarter ended December 31, 2003, up from 60.7% for the comparable quarter in the prior year.

(d)	Cash: Cash and restricted cash increased to approximately $1,227,000 as of December 31, 2003, compared to approximately $1,085,000 as of September 30, 2003.

(e)	Working Capital: Working capital improved to approximately $2,072,000 at December 31, 2003, compared to approximately $405,000 at September 30, 2003.

First Quarter Ended December 31, 2003 Financial Results Summary

For the first quarter ended December 31, 2003, revenue decreased 12% to $1,652,292 from $1,877,502 for the first quarter ended December 31, 2002. The Company incurred a net loss of $498,323, or $.13 per share, for the first quarter ended December 31, 2003, compared to a net loss of $1,173,780, or $.56 per share during the first quarter ended December 31, 2002.

Gail Babitt, Visual Data’s Chief Financial Officer, noted that “the Company’s positive EBITDA for the first quarter of fiscal year 2004 of approximately $7,000, compared to an EBITDA loss of approximately $601,000 during the preceding fourth quarter of fiscal 2003 is primarily the result of an improvement in revenue of approximately $251,000, a one time gain realized from the redemption of a convertible debenture of approximately $185,000, a cash settlement of approximately $103,000 from a contract with a customer and a $96,000 reduction in the loss realized from our equity position in Onstream Media. In addition to these factors, the improvement in EBITDA in the recently ended first quarter relative to the EBITDA loss of $397,000 during the first quarter of fiscal 2003 also reflects the success of the Company’s efforts to contain costs and maintain a high level of operating efficiency.”

(more)

Visual Data Reports First Quarter Results

“Revenue from our webcasting business improved relative to the slower activity experienced during the preceding fourth quarter of fiscal year 2003, increasing from approximately $678,000 to approximately $918,000,” said Randy Selman, president and Chief Executive Officer of Visual Data. “It should also be noted that revenue from webcasting during the recently ended first quarter decreased by only about 4% relative to the approximate $957,000 in webcast revenue recorded during the first quarter of fiscal 2003, despite an approximate 17% decrease in the total number of webcast events produced. We’ve been able to offset this erosion in event production by upselling basic audio conference calls to more elaborate webcasts using slides, chat, polling, and other revenue-enhancing features, as well as streaming video solutions, thereby increasing per-event revenues. Our strategy to migrate our business mix upward is further reflected in the approximate 3% improvement in gross margins realized during the recently ended first quarter compared to the comparable period in the prior year. Our efforts going forward remain focused on enhancing the Company’s revenue streams through its continued evolution into a full-service rich media managed services provider.”

A conference call and webcast to discuss these results, as well as other recent corporate developments, will be held on Wednesday, February 18, 2004, at 4:15 pm (EST). The dial-in phone number is 1-800-253-6872, and the live webcast of the conference call, as well as an archived replay, may accessed online at: http://www.visualwebcaster.com/event.asp?id=20635.

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

(financial tables follow)

Visual Data Reports First Quarter Results

COMPARATIVE OPERATING HIGHLIGHTS
(UNAUDITED)

	For the Three Months Ended December 31,

	2003		2002

Revenue		$1,652,292		$1,877,502

Net Loss	$	(498,323)		$(1,173,780)

Net Loss per common share	$	(0.13)	$	( .56)
Weighted average shares outstanding		3,906,478		2,095,983
(Rounded in thousands)
Net Loss	$	(498,000)		$(1,174,000)
Interest expense, net		139,000		228,000
Depreciation and amortization expense		366,000		549,000

EBITDA (Loss)		$7,000		$(397,000)

The Company provides information to the investors on EBITDA. EBITDA is a non-GAAP calculation. The Company believes that EBITDA is useful to investors because it provides an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations. The Company’s management uses these non-GAAP financial measures for the same purpose.